Exhibit 5.1

Our ref        MSJ/707834-000001/39044226v1

Cambridge Holdco Corp.

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[date]

Dear Sirs

Cambridge Holdco Corp. (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File No. 333-206989) (the “Registration Statement”) in respect of the proposed offering of (i) up to 10,719,625 ordinary shares of the Company part value of US$0.0001 each (each a “Share” and together the “Shares”), (ii) 8,557,125 warrants to purchase one Share (the “Warrants”) and (iii) 8,557,125 Shares issuable upon exercise of the Warrants. This opinion is given in accordance with the terms of the Legal Matters section of the Form S-4.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation dated 1 September 2015 and the Memorandum and Articles of Association of the Company as adopted and registered on 1 September 2015 (the “Current Memorandum and Articles”), and the draft Amended and Restated Memorandum and Articles of Association of the Company to be adopted by Special Resolution prior to the effectiveness of the Registration Statement (the “Post-Listing Memorandum and Articles”);

1.2	the written resolutions of the sole director of the Company dated [*] 2015 (the “Board Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the draft written resolutions of the sole shareholder of the Company (the “Shareholder Resolutions”), including a resolution to re-designate the authorised (and issued) share capital of the Company in the manner therein described (the “Re-Designation Resolution”);

1.4	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.5	a draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents”);

1.6	the Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy and confirmations contained in the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	other than in respect of the Company under the laws of the Cayman Islands, the Warrant Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws;

2.2	the Warrant Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3	the choice of the laws of the State of New York as the governing law of the Warrant Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	other than in respect of the Company under the laws of the Cayman Islands, the power, authority and legal right of all parties under all relevant laws and regulations to enter into, execute, deliver and perform their respective obligations under the Documents;

2.5	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.6	all signatures, initials and seals are genuine;

2.7	there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Warrant Documents or and the Registration Statement;

2.8	the Current Memorandum and Articles remain in full force and effect and are unamended;

2.9	the Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges;

2.10	[the Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Current Memorandum and Articles.] The [Board Resolutions/resolutions set out in the Minutes] were duly passed in the manner prescribed in the Current Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect;

2.11	the authorised share capital of the Company as set out in the Current Memorandum and Articles has not been amended;

2.12	the shareholders of the Company have not restricted or limited the power of the directors in any way;

2.13	the Shareholder Resolutions will be duly adopted, and in full force and effect at the date on which the Shares are issued and the Post-Listing Memorandum and Articles will be in effect at such time;

2.14	the sole director of the Company at the date of the Board Resolutions and at the date hereof was and is Benjamin Gordon;

2.15	the minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to us are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be;

2.16	prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference;

2.17	each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of this opinion letter;

2.18	the directors or shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company, nor has any receiver been appointed over any of the Company’s property or assets;

2.19	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

2.20	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares or the Warrants; and

2.21	the Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2

The issue of the Shares to be issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in

accordance with the resolutions adopted by the board of directors of the Company, such Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issues when it has been entered in the register of members (shareholders) of the Company.

3.3	The execution, delivery and performance of the Warrant Documents has been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by [any director] of the Company, the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The term “enforceable” as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(d)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(e)	arrangements that constitute penalties will not be enforceable;

(f)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts; and

(g)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

4.2	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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